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                                 AMENDMENT 3 TO
                             PARTICIPATION AGREEMENT

                                      Among

                          PUTNAM CAPITAL MANAGER TRUST
                      (now known as Putnam Variable Trust)

                            PUTNAM MUTUAL FUNDS CORP.

                                       and

                   AMERICAN ENTERPRISE LIFE INSURANCE COMPANY


THIS AMENDMENT 3 TO PARTICIPATION AGREEMENT ("Amendment 3") is made and entered into this day of , 1998 by and among Putnam Variable Trust (formerly Putnam Capital Manager Trust) (the "Fund"); Putnam Mutual Funds Corp. (the "Distributor"); and American Enterprise Life Insurance Company (the "Company").

WHEREAS, the Company, the Fund and the Distributor are parties to the Participation Agreement dated January 16, 1995, as amended April 30, 1997 and October 30, 1997 (the "Agreement"); and

WHEREAS, the parties now desire to amend the Agreement so that an enhanced flexible premium variable annuity contract may invest in the Authorized Funds and to provide that such annuity will invest in Class IB Shares of the Authorized Funds;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Distributor agree as follows:


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 1.      Amendment to Schedule A. In accordance with the terms of the Agreement, the parties hereby amend Schedule A to read as follows:

                                   Schedule A

                                    Contracts

American Enterprise Variable Annuity Account, established July 15, 1987.

         AEL Personal Portfoliosm and AEL Personal Portfolio Plus offer the following Authorized Funds as investment options:

                  Putnam VT Diversified Income Fund - Class IA Shares Putnam VT Growth and Income Fund - Class IA Shares Putnam VT New Opportunities Fund - Class IA Shares Putnam VT High Yield Fund - Class IA Shares

         AEL Personal Portfolio Plus2 offers the following Authorized Funds as investment options:

                  Putnam VT Diversified Income Fund - Class IB Shares Putnam VT Growth and Income Fund - Class IB Shares Putnam VT High Yield Fund - Class IB Shares
                  Putnam VT Voyager Fund - Class IB Shares

         AEL Preferredsm, distributed through TCF, offers the following Authorized Funds as investment options:

                  Putnam VT Diversified Income Fund - Class IA Shares Putnam VT Growth and Income Fund - Class IA Shares Putnam VT New Opportunities Fund - Class IA Shares Putnam VT Voyager Fund - Class IA Shares
                  Putnam VT Global Growth Fund - Class IA Shares

 2. Service Fees. With respect to any investment in Class IB Shares of the Authorized Funds:

          a) Provided the Company complies with its obligations under the Agreement, the Distributor will pay the Company a service fee (the "Service Fee") on shares of the Authorized Funds held in the Account at the rate of 0.15% per annum.

          b) The Company understands and agrees that all Service Fee payments are subject to the limitations contained in each Authorized Fund's Distribution Plan, which may be varied or discontinued at any time, and understands and agrees that it will cease to receive such Service Fee Payments with respect to an Authorized Fund if the Authorized Fund ceases to pay fees to the Distributor pursuant to its Distribution Plan.

          c)      The Company's failure to provide the services described in
                  Section 2(e) below or otherwise to comply with the terms of the Agreement will render it ineligible to receive Service Fees.


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d)        Except as described in Sections 2(b) and 2(c) above,  the  Distributor will pay the Company the Service Fees unless it is not permissible to continue such Service Fee arrangement under applicable laws, rules or regulations. The Service Fee arrangement may be terminated: (A) in writing by either party upon sixty (60) days' advance written notice to the other party; or (B) if the Agreement is terminated, however, the Service Fee will continue to be due and payable with respect to shares of the Authorized Funds attributable to Contracts in effect on the effective date of termination of the Service Fee arrangement.

          e) The Company will provide the following services to Contract owners who allocate purchase payments to subaccounts of the Account investing in the Authorized Funds:

                    i) Maintain regular contact with Contract owners and assist in answering inquiries concerning the Authorized Funds;

                   ii) Assist in printing and/or distributing shareholder reports, prospectuses, service literature and sales literature or other promotional materials provided by the Distributor;

                   iii) Assist the Distributor and its affiliates in the establishment and maintenance of Contract owner and shareholder accounts and records;

                   iv) Assist Contract owners in effecting administrative changes, such as exchanging into or out of the subaccounts of the Account investing in shares of the Authorized Funds;

                   v) Assist in processing purchase and redemption transactions; and

                   vi) Provide any other information or services as the Contract owners of the Distributor may reasonably request.

                   The Company will support the Distributor's marketing and
                  servicing efforts for granting reasonable requests for visits to the Company's offices by representatives of the Distributor.

          f) The Company's compliance with the service requirement set forth in this Amendment 3 will be evaluated from time to time by the Distributor's monitoring of redemption levels of Authorized Fund shares held in the Account and by such other methods as the Distributor deems appropriate.

 3. Definitions. Terms not defined in this Amendment 3 will have the meaning as those terms defined in the Agreement.

 4. Counterparts. This Amendment 3 may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.


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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment 3 to be executed in its name and behalf by its duly authorized representatives as of the date specified above.

PUTNAM VARIABLE TRUST                                  PUTNAM MUTUAL FUNDS CORP.

By:                                                    By:

Name:                                                  Name:

Title:                                                 Title:


AMERICAN ENTERPRISE LIFE INSURANCE COMPANY             ATTEST:

By:                                                    By:

Name:                                                  Name:

Title:                                                 Title: